Exhibit 99

PRESS RELEASE

KADANT INC.
One Technology Park Drive
Westford, MA 01886 USA
Tel: +1 978-776-2000
www.kadant.com

Kadant to Acquire voestalpine BÖHLER Profil

WESTFORD, Mass., January 29, 2026 – Kadant Inc. (NYSE: KAI) has entered into a definitive agreement to acquire voestalpine BÖHLER Profil GmbH & Co KG (“voestalpine BÖHLER Profil”). The acquisition is expected to close in the first quarter of 2026, subject to certain Austrian regulatory approvals and the satisfaction of customary closing conditions, and will be financed primarily through borrowings under Kadant’s revolving credit facility.

With over 150 years of experience, voestalpine BÖHLER Profil is a trusted leader in tailor-made special profiles with complex geometries, as well as high-performance industrial knives. The company specializes in near-net-shape rolling, delivering high-quality, niche solutions for the most demanding industrial applications. voestalpine BÖHLER Profil is headquartered in Austria with approximately 150 employees and revenue of 51.5 million Euros for the fiscal year ended March 31, 2025. voestalpine BÖHLER Profil will become part of Kadant’s Industrial Processing reporting segment upon closing, at which time its name will be changed to Kadant Profil GmbH & Co KG.

“voestalpine BÖHLER Profil’s expertise and product range complement Kadant’s offerings and strengthen our ability to serve customers in demanding industrial markets,” said Jeffrey L. Powell, president and chief executive officer of Kadant. “For more than three decades, voestalpine BÖHLER Profil has been a valued supply partner to several Kadant businesses, giving us deep familiarity with their capabilities. We believe their strong leadership team and operational excellence make the business a strategic addition to our organization.”

“We have known and worked with Kadant for over 30 years, and their deep industrial processing knowledge, global presence, and comprehensive portfolio of solutions align with voestalpine BÖHLER Profil’s long-term goals,” said Jörg Wagner, managing director of voestalpine BÖHLER Profil. “We look forward to the opportunities that being a part of Kadant will offer our team and customers.”

Conference Call
Kadant will hold a conference call and webcast on Tuesday, February 3, 2026 at 11:00 a.m. Eastern Time to discuss the proposed acquisition. To listen to the call and view the webcast, go to the “Investors” section of the Company’s website at kadant.com. Participants interested in joining the call’s live question and answer session are required to register by visiting https://register-conf.media-server.com/register/BIcd282d8fad784f7d8a2225ab2fcad615 or selecting the Q&A link on our website to receive a dial-in number and unique pin. It is recommended that you join the call 10 minutes prior to the start of the event. A replay of the webcast presentation will be available on the Company’s website through March 6, 2026.

About Kadant
Kadant Inc. is a global supplier of technologies and engineered systems that drive Sustainable Industrial Processing®. The Company’s products and services play an integral role in enhancing efficiency, optimizing energy utilization, and maximizing productivity in process industries. Kadant is based in Westford, Massachusetts, with approximately 3,900 employees in 22 countries around the globe. For more information, visit kadant.com.

Kadant to Acquire voestalpine BÖHLER Profil (cont.)
January 29, 2026

Safe Harbor Statement
The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties, including forward-looking statements about the financial and operating performance of voestalpine BÖHLER Profil, the benefits of the proposed acquisition of voestalpine BÖHLER Profil (the “Acquisition”), the probable timing and financing of the Acquisition, and the expected future business and financial performance of voestalpine BÖHLER Profil and Kadant. These forward-looking statements represent our expectations as of the date of this press release. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause our actual results to differ materially from these forward-looking statements as a result of various important factors, including those set forth under the heading “Risk Factors” in Kadant’s Annual Report on Form 10-K for the fiscal year ended December 28, 2024 and subsequent filings with the Securities and Exchange Commission. These include risks and uncertainties relating to the ability to consummate the Acquisition; the ability to obtain financing to complete the Acquisition; Kadant’s ability to successfully integrate voestalpine BÖHLER Profil and its operations and employees and realize anticipated benefits from the Acquisition; unanticipated disruptions to the business, general and regional economic conditions, and the future performance of voestalpine BÖHLER Profil; the risk that the conditions to the closing of the Acquisition are not satisfied; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the Acquisition; uncertainties as to the timing of the Acquisition; competitive, investor or customer responses to the Acquisition; the ability to realize anticipated synergies and cost savings; unexpected costs, charges or expenses resulting from the Acquisition; adverse changes in global and local economic conditions; the variability and difficulty in accurately predicting revenues from large capital equipment and systems projects; our acquisition strategy; levels of residential construction activity; reductions by our wood processing customers of their capital spending or production of oriented strand board; changes to the global timber supply; development and use of digital media; cyclical economic conditions affecting the global mining industry; demand for coal, including economic and environmental risks associated with coal; failure of our information systems or breaches of data security and cybersecurity incidents; implementation of our internal growth strategy; competition; our ability to successfully manage our manufacturing operations; supply chain constraints, inflationary pressure, price increases and shortages in raw materials; loss of key personnel and effective succession planning; future restructurings; protection of intellectual property; changes to tax laws and regulations; climate change; adequacy of our insurance coverage; global operations; policies of the Chinese government; the variability and uncertainties in sales of capital equipment in China; currency fluctuations; changes to government regulations and policies around the world; compliance with government regulations and policies and compliance with laws; environmental laws and regulations; environmental, health and safety laws and regulations impacting the mining industry; our debt obligations; restrictions in our credit agreement and note purchase agreement; soundness of financial institutions; fluctuations in our share price; and anti-takeover provisions.

Contacts
Investor Contact Information:
Michael McKenney, 978-776-2000
IR@kadant.com

Media Contact Information:
Wes Martz, 978-776-2000
media@kadant.com

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